Registration No. 33-59322



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               SPRINT CORPORATION
             (Exact name of registrant as specified in its charter)

                Kansas                              48-0457967
      (State or other jurisdiction              (I.R.S. Employer
      of incorporation or organization)        Identification No.)

               Post Office Box 11315, Kansas City, Missouri 64112
                    (Address of principal executive offices)
                            ------------------------

                        CENTEL DIRECTOR STOCK OPTION PLAN
                            (Full title of the Plan)
                            ------------------------

                                 THOMAS A. GERKE
       Vice President, Corporate Secretary and Associate General Counsel
                                 P.O. Box 11315
                           Kansas City, Missouri 64112
                     (Name and address of agent for service)

          Telephone number, including area code, of agent for service:
                                 (913) 624-3326
                            ------------------------







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      This Registration Statement as originally filed related to the offering of
288,396 shares of Sprint Common Stock ("Sprint Common Stock") issuable under the Centel Director Stock Option Plan. In connection with the spin-off of Sprint's cellular division in March 1996, the number of shares covered by the Registration Statement was increased to 322,919 shares to prevent dilution. Options for 265,534 shares were exercised before the reclassification of each share of Sprint Common Stock into one share of FON Common Stock and one-half of a share of PCS Common Stock, and the conversion of the options into options to purchase FON Common Stock and PCS Common Stock. Following the reclassification, no options for shares of FON Common Stock were exercised before the record date for a two-for-one split of the FON Common Stock in the 1999 second quarter, leaving all 57,385 shares of FON Common Stock. The two-for-one split of the FON Common Stock increased the remaining number of shares of FON Common Stock covered by the Registration Statement to 114,770 shares. Following the reclassification, options for 5,614 shares of PCS Common Stock were exercised before the record date for a two-for-one split of the PCS Common Stock in the 2000 first quarter, leaving 23,078 shares of PCS Common Stock. The two-for- one split of the PCS Common Stock increased the remaining number of shares of PCS Common Stock covered by the Registration Statement to 46,156 shares.

      Following the split of the FON Common Stock, options for 54,886 shares of FON Common Stock were exercised, and following the split of the PCS Common Stock, options for 16,218 shares of PCS Common Stock were exercised, leaving 59,884 shares of FON Common Stock and 29,938 shares of PCS Common Stock. No options are outstanding and no additional options will be granted under the plan. Therefore, the Registration Statement is amended to deregister the remaining 59,884 shares of FON Common Stock and 29,938 shares of PCS Common Stock covered by the Registration Statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on the 15th day of November, 2001.

                              SPRINT CORPORATION

                              By  /s/ A. B. Krause
                               (A. B. Krause, Executive Vice President)

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                    Title                          Date

                        Chairman of the Board and   )
W. T. ESREY*            Chief Executive Officer     )
                        (Principal Executive Officer)
                                                    )
                                                    )
                        Executive Vice President    )
                        - Chief Financial Officer   )
/s/ A. B. Krause        (Principal Financial Officer)
(A. B. Krause)                                      )
                                                    )
                                                    )
                        Senior Vice President and   )
                        Controller                  )  November 15, 2001
                        (Principal Accounting       )
/s/ J. P. Meyer         Officer)                    )
(J. P. Meyer)                                       )
                                                    )
D. AUSLEY*              Director                    )
                                                    )
                                                    )
W. L. BATTS*            Director                    )
                                                    )
                                                    )
                        Director                    )
(I. O. Hockaday, Jr.)                               )




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



                        Director                    )
(R. T. LeMay)                                       )
                                                    )
L. K. LORIMER*          Director                    )
                                                    )
                                                    )
C. E. RICE*             Director                    )
                                                    )  November 15, 2001
                                                    )
                        Director                    )
(Louis W. Smith)                                    )
                                                    )
STEWART TURLEY*         Director                    )
                                                    )




/s/ A. B. Krause
* (Signed by A.B. Krause, Attorney-in-Fact,
pursuant to Power of Attorney filed
with this Registration Statement No. 33-59322)
























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